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                                                                    EXHIBIT 12.2

                     PUBLIC SERVICE ELECTRIC AND GAS COMPANY
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                 PLUS PREFERRED SECURITIES DIVIDEND REQUIREMENTS

                                                  For the Nine
                                                  Months Ended               For the Years Ended
                                                 September 30,                    December 31,
                                                 -------------------------------------------------------
                                                  2004    2003    2003    2002    2001    2000     1999
                                                 -------------------------------------------------------
                                                                  (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations        $ 476   $ 278   $ 376   $ 320   $ 324   $  994   $1,163
Fixed Charges                                      278     298     397     415     469      462      457
Preferred Securities Dividends, pre-tax             (5)     (5)     (7)     (7)     (8)     (15)     (15)
                                                 -------------------------------------------------------
Total Earnings                                   $ 749   $ 571   $ 766   $ 728   $ 785   $1,441   $1,605
                                                 =======================================================

Fixed Charges as Defined in Regulation S-K (B)

Interest Expense                                 $ 273   $ 290   $ 390   $ 406   $ 458   $  444   $  440

Interest Factor in Rentals                          --       3      --       2       3        3        2
Preferred Securities Dividends                       3       3       4       4       5        9        9
Adjustment to state Preferred Securities
  Dividends on a pre-income tax basis                2       2       3       3       3        6        6
                                                 -------------------------------------------------------
Total Fixed Charges                              $ 278   $ 298   $ 397   $ 415   $ 469   $  462   $  457
                                                 =======================================================
Ratio of Earnings to Fixed Charges                2.69    1.92    1.93    1.75    1.67     3.12     3.51
                                                 =======================================================
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(A)  The term "earnings" shall be defined as pre-tax income from continuing operations. Add to pre-tax income the amount of fixed charges adjusted to exclude (a) the amount of any interest capitalized during the period (b)
     the actual amount of any preferred securities dividend requirements of majority owned subsidiaries (c) preferred stock dividends which were included in such fixed charges amount but not deducted in the determination of pre-tax income.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount and premium expense (c) an estimate of interest implicit in rentals and (d) preferred securities dividend requirements of majority owned subsidiaries and preferred stock dividends, increased to reflect the pre-tax earnings requirement for PSE&G.